EXHIBIT 99.1

Chicago Rivet & Machine Co. Adopts Shareholder Rights Plan

NAPERVILLE, Ill., Nov. 23 -- Chicago Rivet & Machine Co. (the "Company") (Amex: CVR), announced that its Board of Directors adopted a Shareholder Rights Plan in which rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $1.00 per share, of the Company held by shareholders of record as of the close of business on December 3, 1999.

         The Rights Plan is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of the Company without offering a fair and adequate price to all of the Company's shareholders. The Rights will expire on December 2, 2009.

         Each Right initially will entitle shareholders to buy a unit representing one one-hundredth of a share of a new series of preferred stock of the Company for $90.00. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 10% or more of the Company's common stock. If a person of group acquires beneficial ownership of 10% or more of the Company's common stock, each Right (other than Rights held by the acquiror) will, unless the Rights are redeemed by the Company, become exercisable upon payment of the exercise price of $90.00 for common stock of the Company having a market value of twice the exercise price of the Right.

         A copy of the Shareholder Rights Plan will be filed shortly with the Securities and Exchange Commission.

            For further information please contact: John C. Osterman of Chicago Rivet & Machine Co., 630-357-8500.